Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-44706, 33-72774, 333-59733, 333-63009, 333-84512 and 333-102050) on Form S-8 of Zebra Technologies Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Zebra Technologies Corporation, Zebra Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/Ernst & Young LLP

Chicago, Illinois

February 24, 2006